Exhibit 5

                          Batcher Zarcone & Baker, LLP
                           4190 Bonita Road, Suite 205
                                Bonita, CA 91902
                                Tel. 619.475.7882
                                Fax 619.789.6262


                                   May 2, 2005

Board of Directors
Renoir Publishing, Inc.
7946 Ivanhoe Avenue, Suite 202
La Jolla, CA 92037

Re: Legal Opinion Pursuant to SEC Form SB-2
    Registration Statement - Renoir Publishing, Inc.

Dear Mr. Renoir:

     You have requested my opinion as special counsel for Renoir Publishing, Inc., a Delaware corporation (the "Company") and certain of its shareholders (the "Selling Shareholders") for the limited purpose of rendering this opinion in connection with the Company's Registration Statement on Form SB-2 and the Prospectus included therein (collectively the "Registration Statement") to be filed with the Securities and Exchange Commission. I was not engaged to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement, and I hereby disclaim any responsibility for the Registration.

     The following opinion is based upon the Securities Act of 1933 as amended (the "Act") and Delaware securities laws, including without limitation, the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

                           THE REGISTRATION STATEMENT

     The Registration Statement relates to the distribution of 294,000 shares (the "Shares") of common stock, $.0001 par value per share (the "Common Stock") of the company to be sold by the 48 security holders named in the registration statement along with the 1,000,000 shares to be issued by the Company (the "Distribution.")

                                BASIS FOR OPINION

     The documentary basis and other basis for this opinion is our review and analysis of the below listed items:

     1. The Company's Articles of Incorporation, By-Laws, Minutes of Board of Directors Meetings, Minutes of Shareholder Meetings and Shareholder Lists (collectively the "Company Records").
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Board of Directors, Renoir Publishing, Inc.
May 2, 2005
Page 2



     2. The eligibility requirements for the use of Form SB-2 set forth in General Instructions A and B of Form SB-2 (the "Eligibility Requirements").

     3. Records of the corporate proceedings relating to the issuance of the Shares.

     4. Such other instruments as I believed necessary for the purpose of rendering the following opinion.

     In such examinations, I have assumed that the documents and signatures examined by us are genuine and authentic and that the persons executing such documents have the legal capacity to execute any such documents.

                                  LEGAL OPINION

     Based upon my review of the Company Records, the Registration Statement and the Eligibility Requirements, I am of the opinion that:

     1. Organization and Qualification: The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to conduct its business, and to own, lease and operate its properties, as more specifically described in the Registration Statement.

     2. Shares Duly Authorized and Validly Issued: That Shares are duly authorized, legally and validly issued, and fully paid and non-assessable.

     3. Shares Registered Pursuant To the Registration Statement: That Shares, when sold, will be legally issued, fully paid and non-assessable.


                                  Very truly yours,

                                  BATCHER ZARCONE & BAKER, LLP

                                  /s/ Karen A. Batcher, Esq.